Information
For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2009 RESULTS

•	Third quarter net sales of $11.1 billion; Year-to-date net sales of $32.7 billion
•	Third quarter earnings per share of $2.07; Year-to-date earnings per share of $5.61
•	Third quarter net earnings of $797 million; Year-to-date net earnings of $2.2 billion
•	Generated $1.4 billion in cash from operations for the quarter; $3.8 billion year-to-date
•	Increases outlook for 2009 earnings per share and return on invested capital
•	Reaffirms outlook for 2009 net sales
•	Updates 2009 cash from operations for anticipated discretionary pension plan pre-funding of at least $1 billion
•	Provides initial outlook for 2010

BETHESDA, Md. Oct. 20, 2009 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2009 net earnings of $797 million ($2.07 per diluted share), compared to $782 million ($1.92 per diluted share) in 2008. Net earnings in 2009 included higher pension expense as disclosed in our Jan. 22, 2009 earnings release and in our 2008 Form 10-K.  The third quarter of 2009 included a FAS/CAS pension adjustment of ($113) million and an unusual tax benefit of $58 million from the resolution of an IRS examination. These items together decreased third quarter 2009 net earnings by $15 million ($0.04 per share). The third quarter of 2008 included a FAS/CAS pension adjustment of $32 million and an unusual gain of $44 million, which together increased net earnings by $49 million ($0.12 per share).

Net sales for the third quarter of 2009 were $11.1 billion, compared to $10.6 billion in 2008. Cash from operations for the third quarter of 2009 was $1.4 billion, compared to $1.1 billion in 2008.

“Our third quarter results keep the Corporation on track to achieve full year 2009 operational and financial commitments,” said Bob Stevens, Chairman, President and CEO. “Our diverse portfolio of programs is well positioned to provide critical, global security solutions to our customers as we support their changing program priorities and generate shareholder value.”

Summary Reported Results and Outlook
The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	3rd Quarter		Year-to-Date
(In millions, except per share data)	2009	2008	2009	2008

Net sales	$11,056	$10,577	$32,665	$31,599

Operating profit
Segment operating profit	$1,266	$1,250	$3,742	$3,715
Unallocated corporate, net:
FAS/CAS pension adjustment	(113)	32	(342)	96
Stock compensation expense	(40)	(40)	(112)	(115)
Unusual items	—	44	—	145
Other, net	(28)	(44)	(63)	(58)
	1,085	1,242	3,225	3,783

Interest expense	67	85	219	264
Other non-operating income / (expense), net[1]	54	(13)	98	14
Earnings before income taxes	1,072	1,144	3,104	3,533
Income taxes[2]	275	362	907	1,139
Net earnings	$797	$782	$2,197	$2,394
Diluted earnings per share	$2.07	$1.92	$5.61	$5.82
Cash from operations[3]	$1,424	$1,056	$3,778	$3,424

[1]	Includes interest income and unrealized gains (losses), net on marketable securities held in a Rabbi Trust to fund certain employee benefit obligations.
[2]	Includes an unusual benefit from the resolution of an IRS examination that decreased income tax expense by $58 million during the quarter and nine month periods of 2009.
3	In the fourth quarter of 2008, the Corporation reclassified the effect of exchange rate changes on cash from “Cash from operations” to a separate caption in the Statement of Cash Flows. Accordingly, the prior period amount now reflects this presentation.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  See the “Forward-Looking Statements” discussion contained in this press release.

2009 FINANCIAL OUTLOOK [1]	2009 Projections
(In millions, except per share data and percentages)	July 2009	Current Update

Net sales	$44,700 - $45,700	$44,700 - $45,700

Operating profit:
Segment operating profit	$5,075 - $5,175	$5,075 - $5,175
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(460)	(460)
Unusual items, net	—	—
Stock compensation expense	(160)	(160)
Other, net	(100)	(100)
	4,355 - 4,455	4,355 - 4,455

Interest expense	(305)	(305)
Other non-operating income, net	45	100
Earnings before income taxes	$4,095 - $4,195	$4,150 - $4,250

Diluted earnings per share	$7.15 - $7.35	$7.40 - $7.60
Cash from operations	≥ $4,100	≥ $3,100
ROIC [2]	≥ 18.5%	≥ 19.5%

[1]	All amounts approximate.
[2]	See discussion of non-GAAP performance measures at the end of this document.

The Corporation’s updated outlook for 2009 diluted earnings per share primarily reflects the following revisions:
•	An unusual benefit of $0.15 related to resolution of an IRS examination; and
•	an increase in Other non-operating income, net as a result of improved market performance during the third quarter on Rabbi Trust assets.

The updated outlook for 2009 cash from operations anticipates that the Corporation will make at least a $1 billion discretionary contribution to the defined benefit pension plans’ trust during the fourth quarter.

2010 FINANCIAL OUTLOOK [1]
(In millions, except per share data and percentages)	2010 Projection

Net sales	$46,250 - $47,250

Segment operating profit:
Segment operating profit	$5,025 - $5,125
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(495)
Stock compensation expense	(180)
Unusual items	—
Other, net	(100)
4,250 - 4,350

Interest Expense	(275)
Other non-operating income, net	—
Earnings before income taxes	$3,975 - $4,075

Diluted earnings per share	$7.05 - $7.25
Cash from operations	≥ $3,200
ROIC[2]	≥ 16.5%

[1]	All amounts approximate.
[2]	See discussion of non-GAAP performance measures at the end of this document.

The outlook for 2010 earnings before income taxes and earnings per share assumes that the Corporation's 2010 non-cash FAS/CAS pension adjustment would be calculated using a discount rate of 6.125%, that the return on plan assets in 2009 would be approximately 8.5%, and that the Corporation will make a $1 billion discretionary contribution to the defined benefit pension plans’ trust in 2009.  The outlook for 2010 cash from operations anticipates that the Corporation will make additional contributions of approximately $1.4 billion to the defined benefit pension plans’ trust during 2010.  The Corporation anticipates recovering approximately $1 billion during 2010 as CAS cost, with the remainder being recoverable in future years.

The 2010 non-cash FAS/CAS pension adjustment and related assumptions will not be finalized until year-end 2009, consistent with the Corporation's pension plan measurement date.  These assumptions may change and could differ materially at the year-end measurement date.  For example, a 25 basis point change in the discount rate would result in a $95 million change in the FAS/CAS pension adjustment. Similarly, a 100 basis point change in the actual return on plan assets would result in a $10 million change in the FAS/CAS pension adjustment. The Corporation will update its FAS/CAS pension adjustment and projections for cash from operations taking into account any changes in required defined benefit plan funding obligations, as necessary, when it announces 2009 year-end financial results.

The research and development (R&D) tax credit expires on Dec. 31, 2009, and has not been incorporated into our outlook for 2010.  The benefit of the R&D tax credit (approximately $0.11 per share for 2009) will not be incorporated into our 2010 outlook or results unless it is extended by Congress.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or unusual items until such transactions have been consummated.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy during the quarter and nine months ended Sept. 27, 2009 by:

•	repurchasing 4.6 million shares at a cost of $354 million during the quarter and 18.3 million shares at a cost of $1.4 billion during the nine month period of the year;
•	paying cash dividends totaling $219 million during the quarter and $668 million during the nine month period of the year;
•	investing $233 million during the quarter and $420 million during the nine month period of the year for acquisitions of businesses and investments in affiliates; and
•	making capital expenditures of $182 million during the quarter and $481 million during the nine month period of the year.

Additionally, the Corporation increased its quarterly dividend 10.5 percent or $0.06 per share. The new quarterly dividend will be $0.63 per share payable Dec. 31, 2009 to its holders of record as of the close of business Dec. 1, 2009.

Segment Results

The Corporation operates in four principal business segments: Electronic Systems; Information Systems & Global Services (IS&GS); Aeronautics; and Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	3rd Quarter		Year-to-Date
	2009	2008	2009	2008
Net sales
Electronic Systems	$2,922	$2,802	$8,911	$8,686
Information Systems & Global Services	2,977	2,950	8,756	8,312
Aeronautics	3,084	2,917	8,951	8,608
Space Systems	2,073	1,908	6,047	5,993
Total net sales	$11,056	$10,577	$32,665	$31,599

Operating profit
Electronic Systems	$389	$364	$1,185	$1,139
Information Systems & Global Services	244	267	734	769
Aeronautics	397	375	1,151	1,064
Space Systems	236	244	672	743
Segment operating profit	1,266	1,250	3,742	3,715
Unallocated corporate income (expense), net	(181)	(8)	(517)	68
Total operating profit	$1,085	$1,242	$3,225	$3,783

In our discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and/or performance.  Volume refers to increases (or decreases) in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion for a particular contract for design, development, and production activities.  Performance generally refers to changes in contract profit booking rates.  These changes to our contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract profit booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Electronic Systems

(In millions, except percentages)	3rd Quarter		Year-to-Date
	2009	2008	2009	2008
Net sales	$2,922	$2,802	$8,911	$8,686
Operating profit	$389	$364	$1,185	$1,139
Operating margin	13.3%	13.0%	13.3%	13.1%

Net sales for Electronic Systems increased by 4% for the quarter and 3% for the nine months of 2009 from the comparable 2008 periods. During the quarter, sales increases at Maritime Systems & Sensors (MS2) and Missiles & Fire Control (M&FC) more than offset a decline at Platforms & Training (P&T). The increase at MS2 mainly was due to higher volume on surface naval warfare, tactical systems and radar systems programs. The increase at M&FC primarily was due to growth on tactical missile and air defense programs. At P&T, lower volume on platform integration activities and distribution technology programs partially was offset by growth on simulation and training activities.

During the nine month period, sales increased in all three lines of business. The increase at M&FC primarily was attributable to higher volume on tactical missile programs. The increase at MS2 mainly was due to higher volume on surface naval warfare, tactical systems and radar systems programs, which partially were offset by declines in integrated defense technology programs. At P&T, higher volume on simulation and training activities partially was offset by lower volume on platform integration and distribution technology programs. The increase in simulation and training also included sales from the first quarter 2009 acquisition of Universal Systems and Technology, Inc.

Operating profit for Electronic Systems increased by 7% for the quarter and 4% for the nine months of 2009 from the comparable 2008 periods. During the quarter, an increase in operating profit at M&FC more than offset declines at MS2 and P&T. The increase at M&FC mainly was due to higher volume and improved performance on tactical missile and air defense programs as well as improved performance on fire control systems. The decrease at MS2 primarily was attributable to a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on tactical systems and surface naval warfare programs. The decline at P&T resulted from lower volume on platform integration activities and a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on distribution technology programs.

During the nine month period, increases in operating profit at M&FC and P&T more than offset a decline at MS2. The increase at M&FC mainly was due to higher volume on tactical missile programs and improved performance on fire control systems. The increase in P&T’s operating profit primarily was attributable to improved performance on platform integration activities and the benefit recognized in the first quarter of 2009 from favorably resolving a simulation and training contract matter. These increases partially were offset by declines in volume and a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on distribution technology programs. The decrease at MS2 primarily was attributable to a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on integrated defense technology and tactical systems programs.

Information Systems & Global Services

(In millions, except percentages)	3rd Quarter		Year-to-Date
	2009	2008	2009	2008
Net sales	$2,977	$2,950	$8,756	$8,312
Operating profit	$244	$267	$734	$769
Operating margin	8.2%	9.1%	8.4%	9.3%

Net sales for IS&GS increased by 1% for the quarter and 5% for the nine months of 2009 from the comparable 2008 periods. During the quarter, the sales increase primarily was attributable to higher volume on enterprise civilian services in Civil. Sales for Defense and Intelligence were relatively unchanged between the quarters. During the nine month period, increases in Defense and Civil partially were offset by declines in Intelligence. Defense sales primarily increased due to higher volume on mission and combat systems activities and readiness and stability operations. Civil increased principally due to higher volume on enterprise civilian services. Intelligence sales declined slightly between periods mainly due to lower volume on enterprise integration activities.

Operating profit for IS&GS decreased by 9% for the quarter and 5% for the nine months of 2009 from the comparable 2008 periods.  During the quarter, operating profit declined in Intelligence and Defense and remained unchanged in Civil. The decrease in Intelligence mainly was due to a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on security solutions activities. The decrease in Defense primarily was attributable to performance on global programs.

During the nine month period, operating profit declines in Civil and Intelligence more than offset growth in Defense. The decrease in Civil primarily was attributable to the absence in 2009 of a benefit recognized in the first quarter of 2008 for a contract restructuring and the absence of a favorable performance adjustment recognized in the second quarter of 2008, both of which occurred on an enterprise civilian services program. The decrease in Intelligence mainly was due to lower volume on enterprise integration activities and a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on security solution activities. The increase in Defense mainly was due to volume and improved performance in mission and combat systems and readiness and stability operations.

The prior period amounts for IS&GS have been reclassified to conform to its current lines of business (Civil, Defense and Intelligence). The realignment had no impact on the segment’s operating results.

Aeronautics

(In millions, except percentages)	3rd Quarter		Year-to-Date
	2009	2008	2009	2008
Net sales	$3,084	$2,917	$8,951	$8,608
Operating profit	$397	$375	$1,151	$1,064
Operating margin	12.9%	12.9%	12.9%	12.4%

Net sales for Aeronautics increased by 6% for the quarter and 4% for the nine months of 2009 from the comparable 2008 periods. In both periods, sales increased in all three lines of business. The increase in Combat Aircraft principally was due to higher volume on the F-35 program, which more than offset lower volume on F-22 and F-16 programs. The increase in Air Mobility primarily was attributable to higher volume on the C-130J program, including deliveries and support activities. There were four C-130J deliveries in the third quarter of 2009 and three in the comparable 2008 period. There were ten C-130J deliveries in the nine month period of 2009 and nine in the comparable 2008 period. The increase in Other Aeronautics Programs mainly was due to higher volume on advanced development programs and P-3 programs, which partially were offset by declines in other sustainment activities.

Operating profit for Aeronautics increased by 6% for the quarter and 8% for the nine months of 2009 from the comparable 2008 periods.  In both periods, the growth in operating profit primarily was due to increases in Air Mobility and Other Aeronautics Programs, which partially were offset by declines in Combat Aircraft. The increase in Air Mobility operating profit primarily was due to higher volume on C-130J programs and improved performance on C-130 support programs.  During the nine month period, Air Mobility’s operating profit also increased due to improved performance on C-5 programs. The increase in Other Aeronautics Programs mainly was attributable to improved performance in sustainment activities and a favorable contract restructuring of a P-3 modification contract. The decrease in Combat Aircraft operating profit primarily was due to lower volume on the F-22 program and a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on F-16 programs. These decreases more than offset increased operating profit resulting from higher volume and improved performance on the F-35 program.

Space Systems

(In millions, except percentages)	3rd Quarter		Year-to-Date
	2009	2008	2009	2008
Net sales	$2,073	$1,908	$6,047	$5,993
Operating profit	$236	$244	$672	$743
Operating margin	11.4%	12.8%	11.1%	12.4%

Net sales for Space Systems increased by 9% for the quarter and 1% for the nine months of 2009 from the comparable 2008 periods.  During the quarter, sales growth at Satellites and Space Transportation more than offset a decline in Strategic & Defensive Missile Systems (S&DMS).  The sales growth in Satellites was due to higher volume in commercial satellite and government satellite activities. There was one commercial satellite delivery in the third quarter of 2009. There were no commercial satellite deliveries during the third quarter of 2008. The increase in Space Transportation principally was due to higher volume on the Orion program in 2009.  S&DMS' sales decreased mainly due to lower volume on defensive missile programs.

During the nine month period, growth in Satellites more than offset declines in sales at Space Transportation and S&DMS. The sales growth in Satellites was due to higher volume in government satellite activities, which partially was offset by lower volume in commercial satellite activities. There was one commercial satellite delivery during the nine month period in 2009 and two deliveries in the comparable 2008 period. The decrease in Space Transportation primarily was due to lower volume in commercial launch vehicle activities in 2009. There were no commercial launches during the nine month period of 2009 and one during the nine month period of 2008. S&DMS' sales decreased mainly due to lower volume on defensive missile programs, which more than offset growth in strategic missile programs.

Operating profit for Space Systems decreased by 3% for the quarter and 10% for the nine months of 2009 from the comparable 2008 periods.  During the quarter, declines in operating profit in Satellites and S&DMS partially were offset by growth in Space Transportation. Satellites' operating profit decreased primarily due to the absence of favorable 2008 performance adjustments on government satellite programs in 2009, which more than offset an increase associated with the 2009 commercial satellite delivery. S&DMS’ operating profit declined slightly between periods. In Space Transportation, the increase mainly was attributable to higher equity earnings on the United Launch Alliance joint venture and volume on the Orion program.

During the nine month period, operating profit declined in all three lines of business. Space Transportation’s operating profit decrease mainly was attributable to the absence in 2009 of a benefit recognized in 2008 from the successful negotiations of a terminated commercial launch vehicle contract and lower equity earnings in 2009 on the United Launch Alliance joint venture.  The decrease in S&DMS’ operating profit primarily was attributable to a reduction in the level of favorable performance adjustments in 2009 compared to 2008 on strategic missile programs.  In Satellites, the operating profit decrease mainly was due to lower volume in commercial satellite activities, which partially was offset by higher volume on government satellite activities.

Unallocated Corporate Income (Expense), Net

(In millions)	3rd Quarter		Year-to-Date
	2009	2008	2009	2008
FAS/CAS pension adjustment	$(113)	$32	$(342)	$96
Stock compensation expense	(40)	(40)	(112)	(115)
Unusual items	—	44	—	145
Other, net	(28)	(44)	(63)	(58)
Unallocated corporate income (expense), net	$(181)	$(8)	$(517)	$68

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate income (expense), net.”  See the Corporation’s 2008 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS/CAS pension adjustment.

The FAS/CAS pension adjustment (calculated as the difference between FAS pension expense and the CAS cost amounts) resulted in an expense in 2009 compared to income in 2008 due to the negative actual return on plan assets in 2008 and a lower discount rate at Dec. 31, 2008. This trend is consistent with the Corporation’s previously disclosed assumptions used to compute these amounts.

For purposes of segment reporting, unusual items are included in “Unallocated corporate income (expense), net”:

2009 —
•	There were no unusual items affecting operating profit during the nine months of the year.

In the third quarter, we resolved an IRS examination of our U.S. Federal Income Tax Returns for the years 2005-2007. As a result, we recognized an unusual tax benefit that reduced our income tax expense and increased our net earnings by $58 million ($0.15 per share) during the quarter and nine month periods of 2009.

2008 —
•
A third quarter gain, net of state income taxes, of $44 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in Lockheed Khrunichev Energia International, Inc. (LKEI) and International Launch Services, Inc. (ILS).  At the time of the sale, the Corporation deferred recognition of any gains pending the expiration of its responsibility to refund advances for future launch services.

•
Second quarter earnings, net of state income taxes, of $85 million associated with reserves related to various land sales that are no longer required. Reserves were recorded at the time of each land sale based on the U.S. Government’s assertion of its right to share in the sale proceeds. This matter was favorably settled with the U.S. Government in the second quarter. This item increased net earnings by $56 million ($0.14 per share) during the second quarter of 2008; and

•
A first quarter gain, net of state income taxes, of $16 million representing the recognition of a portion of the deferred net gain from the 2006 sale of the Corporation’s ownership interest in LKEI and ILS. This item increased net earnings by $10 million ($0.02 per share) during the first quarter of 2008.

Recognition of the deferred net gain increased net earnings by $28 million ($0.07 per share) during the third quarter of 2008. This item, along with the second quarter reserve reversal and the first quarter gain increased net earnings by $94 million ($0.23 per share) during the nine months ended Sept. 28, 2008.

Income Taxes

Our effective income tax rates were 25.7% and 29.2% for the quarter and nine months ended Sept. 27, 2009, and 31.6% and 32.2% for the quarter and nine months ended Sept. 28, 2008. These rates were lower than the statutory rate of 35% for all periods due to tax benefits for U.S. manufacturing activities and dividends related to our employee stock ownership plans.

The effective tax rates for the third quarter and first nine months of 2009 were lower than the comparable periods in 2008, primarily due to the resolution of an IRS examination in the third quarter of 2009 that reduced income tax expense by $58 million and the extension of the research and development (R&D) credit as a result of the enactment on Oct. 3, 2008, of the Emergency Economic Stabilization Act (EESA) of 2008.  Although EESA retroactively extended the R&D credit for two years from Jan. 1, 2008 to Dec. 31, 2009, we did not recognize the benefit until EESA became law in the fourth quarter of 2008. In addition to these items, the effective tax rate for the nine month period of 2009 was affected by the partial elimination of a valuation allowance previously provided against certain foreign company deferred tax assets arising from carryforwards of unused tax benefits.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 140,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2008 sales of $42.7 billion.

###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. E.D.T. on Oct. 20, 2009.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs; the award or termination of contracts; actual returns (or losses) on pension plan assets, interest and discount rates and other changes that may affect pension plan assumptions; the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, rulemaking, and changes in accounting, tax, defense procurement, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2008 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of Oct. 19, 2009.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.  ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2010 Outlook	2009 Outlook	2009 Prior
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	Combined	Combined	Combined
RETURN	≥ $2,900	≥ $3,100	≥ $3,000

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	Combined	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $17,600	≤ $15,900	≤ $16,200

RETURN ON INVESTED CAPITAL	≥ 16.5%	≥ 19.5%	≥ 18.5%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily to recognize the funded / unfunded status of our benefit plans.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Earnings
Unaudited
(In millions, except per share data and percentages)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2009(a)	September 28, 2008(a)	September 27, 2009(a)	September 28, 2008(a)

Net sales	$11,056	$10,577	$32,665	$31,599
Cost of sales	10,060	9,455	29,652	28,217
	996	1,122	3,013	3,382
Other income (expense), net	89	120	212	401
Operating profit	1,085	1,242	3,225	3,783
Interest expense	67	85	219	264
Other non-operating income (expense), net	54	(13)	98	14
Earnings before income taxes	1,072	1,144	3,104	3,533
Income tax expense	275	362	907	1,139
Net earnings	$797	$782	$2,197	$2,394
Effective tax rate	25.7%	31.6%	29.2%	32.2%
Earnings per common share:
Basic	$2.09	$1.97	$5.67	$5.97
Diluted	$2.07	$1.92	$5.61	$5.82
Average number of shares outstanding
Basic	381.4	397.4	387.2	401.1
Diluted	385.5	407.1	391.3	411.1
Common shares reported in stockholders' equity at quarter end:			378.2	398.2

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 27, 2009	September 28, 2008	% Change	September 27, 2009	September 28, 2008	% Change
Net sales
Electronic Systems	$2,922	$2,802	4%	$8,911	$8,686	3%
Information Systems & Global Services	2,977	2,950	1	8,756	8,312	5
Aeronautics	3,084	2,917	6	8,951	8,608	4
Space Systems	2,073	1,908	9	6,047	5,993	1
Total net sales	$11,056	$10,577	5%	$32,665	$31,599	3%

Operating profit
Electronic Systems	$389	$364	7%	$1,185	$1,139	4%
Information Systems & Global Services	244	267	(9)	734	769	(5)
Aeronautics	397	375	6	1,151	1,064	8
Space Systems	236	244	(3)	672	743	(10)
Segment operating profit	1,266	1,250	1	3,742	3,715	1
Unallocated corporate (expense) income, net	(181)	(8)		(517)	68
	$1,085	$1,242	(13)%	$3,225	$3,783	(15)%

Margins:
Electronic Systems	13.3%	13.0%		13.3%	13.1%
Information Systems & Global Services	8.2	9.1		8.4	9.3
Aeronautics	12.9	12.9		12.9	12.4
Space Systems	11.4	12.8		11.1	12.4
Total operating segments	11.5	11.8		11.5	11.8
Total consolidated	9.8%	11.7%		9.9%	12.0%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Unallocated corporate (expense) income, net
FAS/CAS pension adjustment	$(113)	$32	$(342)	$96
Stock compensation expense	(40)	(40)	(112)	(115)
Unusual items	—	44	—	145
Other, net	(28)	(44)	(63)	(58)
Unallocated corporate (expense) income, net	$(181)	$(8)	$(517)	$68

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
FAS/CAS pension adjustment
FAS pension expense	$(259)	$(116)	$(777)	$(347)
Less: CAS costs	(146)	(148)	(435)	(443)
FAS/CAS pension adjustment - (expense) income	$(113)	$32	$(342)	$96

	THREE MONTHS ENDED SEPTEMBER 27, 2009			NINE MONTHS ENDED SEPTEMBER 27, 2009
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Item - 2009
Resolution of 2005 - 2007 IRS examination	$—	$58	$0.15	$—	$58	$0.15
	$—	$58	$0.15	$—	$58	$0.15

	THREE MONTHS ENDED SEPTEMBER 28, 2008			NINE MONTHS ENDED SEPTEMBER 28, 2008
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2008
ILS/LKEI deferred gain	$44	$28	$0.07	$60	$38	$0.09
Earnings associated with prior years' land sales	—	—	—	85	56	0.14
	$44	$28	$0.07	$145	$94	$0.23

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Depreciation and amortization of plant and equipment
Electronic Systems	$60	$69	$177	$189
Information Systems & Global Services	18	16	50	49
Aeronautics	49	52	143	137
Space Systems	46	36	131	109
Segments	173	173	501	484
Unallocated corporate expense, net	15	14	43	38
Total depreciation and amortization of plant and equipment	$188	$187	$544	$522

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Amortization of purchased intangibles
Electronic Systems	$2	$2	$7	$8
Information Systems & Global Services	10	10	32	33
Aeronautics	13	12	37	38
Space Systems	2	1	5	3
Segments	27	25	81	82
Unallocated corporate expense, net	—	2	—	8
Total amortization of purchased intangibles	$27	$27	$81	$90

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheet
Unaudited
(In millions)
	SEPTEMBER 27,	DECEMBER 31,
	2009	2008
Assets
Cash and cash equivalents	$2,709	$2,168
Receivables	6,067	5,296
Inventories	2,079	1,902
Deferred income taxes	747	755
Other current assets	841	562
Total current assets	12,443	10,683

Property, plant and equipment, net	4,430	4,488
Goodwill	9,944	9,526
Purchased intangibles, net	338	355
Prepaid pension asset	135	122
Deferred income taxes	4,596	4,651
Other assets	3,856	3,614
Total assets	$35,742	$33,439

Liabilities and Stockholders' Equity
Accounts payable	$2,245	$2,030
Customer advances and amounts in excess of costs incurred	4,934	4,535
Other current liabilities	4,162	3,735
Current maturities of long-term debt	242	242
Total current liabilities	11,583	10,542

Long-term debt, net	3,563	3,563
Accrued pension liabilities	12,793	12,004
Other postretirement benefit and other noncurrent liabilities	4,663	4,465
Stockholders' equity	3,140	2,865
Total liabilities and stockholders' equity	$35,742	$33,439
Total debt-to-capitalization ratio:	55%	57%

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Cash Flows
Unaudited
(In millions)
	NINE MONTHS ENDED
	September 27, 2009	September 28, 2008
Operating Activities
Net earnings	$2,197	$2,394
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of plant and equipment	544	522
Amortization of purchased intangibles	81	90
Stock-based compensation	112	115
Excess tax benefits on stock compensation	(16)	(90)
Changes in operating assets and liabilities:
Receivables	(720)	(426)
Inventories	(107)	(18)
Accounts payable	189	(141)
Customer advances and amounts in excess of costs incurred	350	91
Other	1,148	887
Net cash provided by operating activities (a)	3,778	3,424

Investing Activities
Expenditures for property, plant and equipment	(481)	(503)
Net proceeds from (payments for) short-term investment transactions	(389)	262
Acquisitions of businesses / investments in affiliates	(420)	(195)
Other	11	(27)
Net cash used for investing activities	(1,279)	(463)

Financing Activities
Repurchases of common stock	(1,362)	(2,338)
Issuances of common stock and related amounts	32	242
Excess tax benefits on stock compensation	16	90
Common stock dividends	(668)	(510)
Issuance of long-term debt and related costs	—	491
Repayments of long-term debt	—	(1,103)
Net cash used for financing activities	(1,982)	(3,128)
Effect of exchange rate changes on cash and cash equivalents (a)	24	(18)
Net increase (decrease) in cash and cash equivalents	541	(185)
Cash and cash equivalents at beginning of period	2,168	2,648
Cash and cash equivalents at end of period	$2,709	$2,463

(a)
In the fourth quarter of 2008, the Corporation reclassified the effect of exchange rate changes on cash from “Cash from operations” to a separate caption in the Statement of Cash Flows. Accordingly, the prior period amount now reflects this presentation.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2008	$393	$—	$11,621	$(9,149)	$2,865
Net earnings			2,197		2,197
Common stock dividends declared (a)			(908)		(908)
Stock-based awards and ESOP activity	3	315			318
Common stock repurchases (b)	(18)	(315)	(1,029)		(1,362)
Other comprehensive income				30	30
Balance at September 27, 2009	$378	$—	$11,881	$(9,119)	$3,140

(a)
Includes dividends ($0.57 per share) declared and paid in the first, second and third quarters. This amount also includes a dividend ($0.63 per share) that was declared on September 24, 2009 and is payable on December 31, 2009 to shareholders of record on December 1, 2009.

(b)
The Corporation repurchased 4.6 million shares for $354 million during the third quarter. Year-to-date, the Corporation has repurchased 18.3 million common shares for $1.4 billion. The Corporation has 35.4 million shares remaining under its share repurchase program, including the 20.0 million of additional shares that were authorized for repurchase under the program in September 2009.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	September 27,		December 31,
	2009		2008
Backlog
(In millions)
Electronic Systems	$20,500	[1]	$22,500
Information Systems & Global Services	12,000	[2]	13,300
Aeronautics	25,900		27,200
Space Systems	18,000		17,900
Total	$76,400		$80,900

[1] Reflects the termination for convenience of the VH-71 program, a $985 million reduction of backlog.
[2] Reflects the termination for convenience of the TSAT Mission Operations System (TMOS) program, a $1,600 million reduction of backlog.

	THREE MONTHS ENDED		NINE MONTHS ENDED
Aircraft Deliveries	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
F-16	8	7	24	23
F-22	4	7	14	17
C-130J	4	3	10	9